Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-165057 November 2, 2010

NYSE Euronext – Powering the exchanging of the world nyx.com

Script:

Voiceover: BLACKROCK IS VISITING THE NEW YORK STOCK EXCHANGE TO CELEBRATE THE RECENT GROWTH OF ITS iSHARES GOLD E-T-F. TO MARK THIS SPECIAL OCCASION BLACK ROCK’S PRESIDENT IS RINGING THE CLOSING BELL.

==Interview with Kevin Feldman, Managing Director of BlackRock==

On screen text: Kevin Feldman, Managing Director

I think the thing that surprised me the most, you have this historic building which is so iconic in um in Manhattan and yet when you are on the floor of the exchange, you have all this new technology that’s wrapped all around you.

On screen text: One ounce of gold can be drawn into a wire about 35 miles long.

Voiceover: INVESTING IN GOLD IS A GROWING INTEREST TO INVESTORS OF ALL SIZES. THE BULK OF GOLD INVESTING IS GOING INTO EXCHANGE TRADED PRODUCTS DUE TO THEIR COST EFFICIENCY AND EASE OF ACCESS.

====Interview with Kevin Feldman, Managing Director===

On screen text: Kevin Feldman, Managing Director

The iShares gold trust is a gold ETF that allows investors to get access to the physical gold market.

The iShares gold trust is a gold ETF that allows investors to get access to the physical gold market and do it through the innovative ETF structure that has been really developed and pioneered by iShares and other ETF providers in partnership with exchanges like the NYSE.

On screen text: iShares Gold Trust lets investors gain access to the physical gold market.

Voiceover: EVERYONE ON THE FLOOR GOT A LITTLE TASTE OF GOLD WITH ICE CREAM AND JETS GIVEAWAYS.

On screen text: Fort Knox holds about 4,603 tons of gold bullion.

====Interview with Kevin Feldman, Managing Director===

Gold has been excellent in terms of diversification in a well-balanced portfolio. If you look at the correlations between gold and equities and fixed income, there’s actually very low correlations between gold and the equity market, so it’s a really good diversifier in a portfolio.

On screen text: Gold is a very good way to diversify a portfolio.

On screen text: The Federal Reserve in Manhattan holds about 5,000 tons of gold.

We really again value the partnership with the NYSE and and think that a lot of products like IAU really wouldn’t be possible without that type of close partnership and we look forward to bringing new products to market in the coming months and years.

IAU

Listed

NYSE

ARCA

NYSE Euronext – Powering the exchanging of the world nyx.com

©2010 NYSE Euronext. All rights reserved. NYSE Euronext and its affiliates. Do not recommend or make any representations as to possible benefits from any security or investments, or third party products or services.

iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, less the Trust’s expenses and liabilities, the market price of the shares will be as unpredictable as the price of gold has historically been. Brokerage commissions will reduce returns.

For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

BlackRock Asset Management International Inc., an affiliate of BlackRock, Inc., is the sponsor of the Trust. BlackRock is not affiliated with NYSE Euronext. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. iS-3621